Sub-Item 77D - Policies with respect to security investments:

On July 17, 2008, the Board of Directors of the Registrant approved (i) a change in the name for the Old Westbury U.S.
Large Cap Fund (formerly, the Old Westbury Large Cap Equity
Fund) and the Fund's principal investment strategy to require the Fund to invest at least 80% of its net assets, including any borrowings for investment purposes, in equity securities of U.S. large capitalization companies; (ii) a change in the name of the Old Westbury Non-U.S. Large Cap
Fund (formerly, the Old Westbury International Fund) and the Fund's principal investment strategy to require the Fund to invest at least 80% of its net assets, including any borrowings for investment purposes, in equity securities of non-U.S. large capitalization companies;
(iii) a change in the name for the Old Westbury Global
Small & Mid Cap Fund (formerly, the Old Westbury Global
Small Cap Fund) and the Fund's principal investment strategy to require the Fund to invest at least 80% of its net assets, including any borrowings for investment purposes, in securities of small and medium capitalization companies; and (iv) a change in the investment strategy for the Old Westbury Real Return Fund to allow the Fund to invest in OWF Real Return Fund Ltd., a wholly-owned subsidiary of the Fund.

Information regarding the investment strategy changes for the Old Westbury U.S. Large Cap Fund, Old Westbury Non-U.S.
Large Cap Fund, Old Westbury Global Small & Mid Cap Fund and Old Westbury Real Return Fund is incorporated by reference to Post-Effective Amendment No. 34 and Post-
Effective Amendment No. 35 to the Registrant's Registration
Statement filed with the Securities and Exchange Commission
("SEC") on August 20, 2008 (Accession No. 0000930413-08-
005032) and October 20, 2008 (Accession No. 0000930413-08-
006088), respectively.